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                                                                   EXHIBIT 10.28



                     DATA LICENCE AND DISTRIBUTION AGREEMENT

Between:

                          RADARSAT INTERNATIONAL INC.,
                 a company incorporated under the laws of Canada
                      having its head office in Vancouver,
                            British Columbia, Canada

                           (hereinafter called "RSI")

                                OF THE FIRST PART



                                    ORBIMAGE
               company incorporated under the laws of      U.S.A
                   having its head office in Dulles, Virginia,
                                     U.S.A.

                     (hereinafter called "the Distributor")

                               OF THE SECOND PART

     WHEREAS Canadian Space Agency ("CSA") put into polar orbit a remote sensing satellite using synthetic aperture radar technology;

     AND WHEREAS pursuant to and subject to the terms of a Master Licence Agreement between RSI and the Canadian Space Agency and Her Majesty the Queen as represented by Natural Resources Canada, RSI has, subject to the reservations set out therein, received an exclusive, unrestricted, worldwide licence, including the right to sublicence, distribute and market worldwide, RADARSAT-1 Data and Data Products to be Commercially Distributed in any form, on any media and for any computer environment;

     AND WHEREAS RSI has agreed to distribute and market RADARSAT-1 Data and Data Products in a manner consistent with United Nations Resolution A/41/65 of December 3, 1986 on "The Principles Relating to Remote Sensing of the Earth from Space";

     AND WHEREAS the Distributor wishes to obtain a sublicence for the distribution of RADARSAT-1 Data and Data Products in the Territory;

     NOW THEREFORE the parties agree as follows:


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ARTICLE 1 - INTERPRETATION

In this Agreement, the following terms shall have the meanings set forth below:

    1.1.1 "Agreement" means this Agreement as well as all schedules annexed hereto which shall form part of this Agreement.

    1.1.2 "Catalog" means all reference information of RADARSAT-1 Scenes received by ground stations worldwide and compiled in the worldwide catalog system in Canada.

    1.1.3 "Commercially Distributed" means the sale or distribution of Data or Data Products delivered to any person, under any conditions except Data and Data Products distributed to NASA or NOAA pursuant to the IMOU, Her Majesty the Queen pursuant to the Master Licence Agreement (including the Government of the Provinces). Data and Data Products used by Distributor for any purpose including the production of Value-Added Products shall be deemed to be commercially distributed.

    1.1.4 "Data" means all SAR data received from the RADARSAT-1 satellite including SAR signal data and ephemeris data and on all media including photographic and digital media.

    1.1.5 "Data Products" means Data processed to include information such as georeferencing, radiometric corrections and multilooking. These products include but are not limited to:

         SGF - Georeferenced fine resolution products generated in swath section units.

         SGC - Georeferenced coarse resolution products, generated from SGFs in swath section units.

         SSG - Systematically geocoded products generated for user specific scenes.

         SPG - Precision geocoded products generated for user specified scenes.

    1.1.6 "DIP" means Derived Image Product. A DIP is a product which still contains the pixel structure of the original RADARSAT-1 Data.

    1.1.7 "Distributed" means any distribution of Data and Data Products to any person and under any conditions.

    1.1.8 "Ex-Works" Richmond, B.C. and/or Gatineau, Quebec, Canada (1990 I.C.C. Incoterms) means the Data or Data Products will be placed at the disposal of the Distributor at RSI premises, and include standard packaging and marking, unless otherwise stated. If transmitted by electronic device, Ex-Works Richmond and/or Gatineau shall be input of the data stream to the equipment or facilities of the common carrier.

    1.1.9 "IMOU" means the International Memorandum of Understanding between CSA, National Ocean and Atmospheric Administration and the National Aeronautics and Space Administration concerning the RADARSAT-1 Satellite.

    1.1.10 "Master Licence Agreement" means that agreement between Her Majesty the Queen in Right of Canada, as represented by each of the Canadian Space Agency and Natural



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Resources Canada, and RSI, including any licences, sublicences and other licences and agreements contemplated therein.

    1.1.11 "Person" means an individual, company, partnership, trust or any other entity or association including any national, regional or local government authority or agency thereof.

    1.1.12 "RADARSAT Mission Control System" (MCS) means CSA operated facility located at Saint Hubert, Quebec for control and operation of the RADARSAT-1 Satellite.

    1.1.13 "RADARSAT SAR" means the synthetic aperture radar instrument placed on the RADARSAT-1 Satellite for the transmission of Data to ground receiving stations.

    1.1.14 "RADARSAT-1 Satellite" means the satellite using remote sensing synthetic aperture radar technology placed into earth polar orbit and operated by the CSA on behalf of the Government of Canada.

    1.1.15 "Scene" means a set of Data which covers a region nominally ranging from 50 km by 50 km in Fine beam mode to 500 km by 500 km in ScanSAR beam mode. A Scene may vary in length depending upon the strip of imagery chosen along the RADARSAT-1 Satellite path.

    1.1.16 "Services" means Rush and Near-Real Time processing services, programming services, orthorectification, and other services as defined by RSI from time to time but excludes educational materials and brochures.

    1.1.17   "Territory" means the country of United States of America

    1.1.18 "Value-Added Products" means products derived at least partially from Data that include a significant addition of other information. Included but not limited to, are manually and digitally interpreted Data or Data Products, such as Digital Terrain Models (DTMs) and Digital Elevation Models (DEMs).

ARTICLE 2 - GRANT OF DISTRIBUTORSHIP AND SUBLICENSE

    NON-EXCLUSIVE DISTRIBUTORSHIP AND SUBLICENSE

2.1 Subject to the terms hereof, the rights reserved by the IMOU and the Master Licence Agreement, RSI hereby appoints the Distributor as a non-exclusive distributor and grants a non-exclusive sublicence for the term of this Agreement for the sale and distribution pursuant to such sales of Data and Data Products and associated Services in any form on any media and for any computer environment in the Territory. Distributor's non-exclusive sublicense hereunder shall entitle Distributor to sell Data and Data Products and associated Services to any person in the Territory, including, without limitation, U.S. Government military, defense and intelligence customers.

    NON-DISCRIMINATION

2.2 Subject to the licence restrictions set out in Article 2.1, the Distributor agrees to make the Data and Data Products and associated Services available to all residents of the Territory on an open and non-discriminatory basis consistent with United Nations Resolution A/41/65 of December 3, 1986 on "The Principles Relating to the Remote Sensing of Earth from Space". No Data or Data Products or associated Services shall be reserved for the exclusive use of the Distributor or any particular client.


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    TIME OF DISTRIBUTION

2.3 RSI shall ensure that in the absence of an event of Force Majeure, all Data and Data Products ordered, unless otherwise stipulated in such order, shall be distributed within ten (10) working days for normal delivery, forty-eight
(48) hours for Rush processing, and within four (4) hours of receipt at the ground receiving station for Near-Real Time processing where available and commercially feasible. In the event of a delay as a result of an occurrence of Force Majeure, RSI shall promptly inform the Distributor of the delay and the expected delivery date.

ARTICLE 3 - DISTRIBUTOR'S UNDERTAKINGS

    SALE OF PRODUCTS

3.1 The Distributor, for itself and its agents, sub-distributors, representatives and employees agrees to conduct any and all sales activities in connection with the Data or Data Products or associated Services in a lawful manner, consistent with the standards of fair trade, fair competition and business ethics. The Distributor shall service in a competent and professional manner the Data and Data Products and associated Services requirements of its clients.

    DISTRIBUTION

3.2 The Distributor will distribute Data and Data Products received by it in such a manner as to satisfy requests for Data and Data Products in the Territory. The Distributor shall place all Data and Data Product orders directly and exclusively with RSI. The Distributor shall have no right to archive or reproduce Data or Data Products and associated Services.

    MARKETING EFFORTS

3.3 The Distributor agrees to use commercially reasonable efforts to diligently and actively develop demand for the Data or Data Products or associated Services and to solicit purchases thereof. The Distributor agrees to annually provide RSI with a detailed Marketing and Business Plan in accordance with Article 3.4.

    MARKETING AND BUSINESS PLAN

3.4 The Distributor will provide, every year in advance, RSI with a Marketing and Business Plan relative to the development of the market in the Territory to be treated in a confidential manner, stating in particular:

(i) the number of actual (or expected for the first year) clients per geographic region, and prospects in three categories: immediate prospects, middle-term prospects and long-term prospects, identifying the main application and beam mode;

(ii) the expected average number of Data Products to be sold per client and per beam mode, for major clients;

(iii) the sales force team, dedicated to the marketing and sales of RADARSAT-1 Data and Data Products and associated Services with the area of responsibility of each of the team members;


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(iv)  its quarterly sales objectives on an annual basis. The minimum annual sales amount to be achieved will be as per the figures detailed in the Marketing and Business Plan required in Article 3.4. This will be revised each year.

(v)   the actions to be taken with the Distributor to:
    - present existing Data Products and Services to clients;
    - identify clients' needs for new and existing Data Products and Services: direct marketing including visits, mailings; and indirect marketing including publications, news releases, conferences, seminars and advertisements;

(vi)  the expected support from RSI in terms of:
    - commercial or technical documentation;
    - follow-up towards international funding agencies when applicable
    - radar application experts (costs are borne by the Distributor or the project)
    - joint visits to clients when RSI personnel are in the area

    DISTRIBUTOR MEETING

3.5 Once a year RSI will hold a Distributor's meeting. The Distributor will send at least one member of its Sales Force to attend this meeting in Vancouver at its own expense.

    PERFORMANCE UNDERTAKING

3.6 The Distributor shall work with RSI to achieve sales of Data, Data Products and associated Services in the Territory.

Failure to achieve these sales objectives could lead to:

     (i) analysis by RSI and the Distributor of the reason(s) why the Distributor has not reached the sales objective;

     (ii) implementation by the Distributor of measures aimed at improving the Distributor's sales volume; in particular RSI and the Distributor will attempt to link Direct Marketing actions to identifiable RADARSAT projects.

     (iii) termination of the contract as it constitutes a material breach for the purposes of Article 11.1

    NEW APPLICATIONS

3.7 The Distributor agrees to use commercially reasonable efforts in diligently assisting RSI in the promotion of the use of Data and Data Products and associated Services in the Territory. Distributor shall publicize RADARSAT-1 Data and Data Products and associated Services and potential applications of such Data and Data Products and associated Services. The Distributor undertakes to inform users of new products and new applications as developed. RSI and the Distributor will cooperate as they see fit to inform users and potential users within the Territory of Data and Data Products and associated Services, and of new products and potential applications as developed.



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    VALUE-ADDED PRODUCTS

3.8 To the extent that it is the Distributor's right to do so, the Distributor may provide RSI during the term of its distributorship with the non-exclusive right to distribute RADARSAT Value-Added Products created by that Distributor and to receive such products for distribution on terms and conditions no less favourable than comparable distributors (to the extent permitted by law, regulation, the terms of a prime contract or confidentiality agreement).

RSI places no restriction on worldwide distribution of Value-Added Products processed from RADARSAT-1 Data and Data Products. The original RADARSAT-1 Data and Data Products from which the Value-Added Product is generated must be delivered together with the said Value-Added Product to clients located outside of the Territory provided that:

    * RSI receives a written commitment from the final client that the RADARSAT-1 Data or Data Products shall not be redistributed or resold to any third party, and

    * The Distributor shall not keep any copy of the said RADARSAT-1 Data or Data Products

    EXPENSES

3.9 Unless otherwise agreed, each party shall pay any and all of its costs and expenses under this Agreement and shall be solely responsible for the acts and expenses of its respective sub-distributors, employees, agents and representatives.

    SERVICING OF DATA AND DATA PRODUCTS

3.10 The Distributor shall be responsible for the adequate servicing of any nature and character of any and all Data and Data Products sold to clients. Should the Distributor desire RSI personnel to assist the Distributor's client, RSI will, at the cost of the Distributor, provide upon request the required assistance.

    TRAINING

3.11 The Distributor agrees to ensure that its personnel will be familiar with and adequately trained to ensure compliance with RSI and CSA objectives, methods, documentation and procedures relating to Data acquisition and Data Products distribution as communicated to the Distributor by RSI.

    DERIVED IMAGE PRODUCT

3.12 RSI grants the Distributor the right to distribute in the Territory Derived Image Products processed from RADARSAT-1 Data and Data Products. The original RADARSAT-1 Data and Data Products from which the Derived Image Product is generated must be delivered together with the said Derived Image Product to clients located in the Territory.

The Distributor may provide RSI during the terms of its distributorship with the non-exclusive right to distribute Derived Image Products generated from RADARSAT-1 Data and Data Products and created by that Distributor. Distribution terms and conditions will at least be comparable to Distributor's rights (to the extent permitted by law, regulation, the terms of prime contract or confidentiality agreement).

3.13 Royalties are applicable to all second and subsequent sales of Derived Image Products generated from RADARSAT-1 Data and Data Products and created by that Distributor. A royalty



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report shall be submitted on a calendar quarterly basis thirty (30) days after the completion of a quarter.

ARTICLE 4 - LIST PRICE OF DATA, DATA PRODUCTS AND ASSOCIATED SERVICES AND DISTRIBUTOR DISCOUNT

    DETERMINATION OF PRICE

4.1 Data and Data Products and associated Services shall be sold to the Distributor by RSI at wholesale prices, being RSI's List Price less such distribution discounts as are communicated by RSI from time to time. In the case of the Distributor, the distribution discount is fixed at [*CONFIDENTIAL TREATMENT REQUESTED*] of RSI's List Price, subject to Article 6.1 and unless otherwise agreed upon in writing.

Any change in the price of the Data or Data Products or associated Services shall not affect orders by the Distributor that were accepted by RSI before the price change was communicated.

4.2 Any discount directly negotiated by the Distributor to a client will be borne by the Distributor except when otherwise agreed to by RSI in writing.

    CURRENT PRICE

4.3 The current RSI Price List is attached hereto and incorporated herein by this reference. The Price List is valid until modified by RSI.

    REIMBURSEMENT FOR LABOUR OR MATERIAL REGARDING SPECIAL DELIVERY CONDITIONS

4.4 In the event that any labour or material is required to be supplied by RSI in an effort to comply with any special delivery condition(s) requested by the Distributor, any and all costs and expenses approved by the Distributor and incurred by RSI for such labour or material shall be added to the invoice price of the RADARSAT-1 Data Products involved.

ARTICLE 5 - ACCEPTANCE OF ORDERS AND SHIPMENT OF PRODUCTS

    ACCEPTANCE

5.1 Subject to Articles 5.2, 5.3 and 7.1, RSI will be bound by any order for the Data or Data Products and associated Services placed by the Distributor. Such orders shall constitute a binding agreement for RSI to sell and ship, and for the Distributor to purchase and tender payment for, the Data and Data Products and associated Services specified under the terms and conditions of this Agreement.

    DATA AND DATA PRODUCTS SUPPLY

5.2 Subject to Article 7.1, RSI will use commercially reasonable efforts to diligently supply ordered Data and Data Products and associated Services for the duration of the Agreement under the normal operational capability of the satellite. RSI agrees, subject to adequate collection and processing time being made available by CSA, to deliver against orders sufficient Data and Data Products and associated Services to meet the Distributor's requirements. The Distributor acknowledges that Data acquisition is subject to the operational requirements of CSA.



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    INCONSISTENT TERMS IN AN ORDER

5.3 In the event that any terms or conditions contained in the Distributor's order are inconsistent with the terms of this Agreement, such inconsistent terms or conditions in the order shall not be binding on RSI.

    TECHNICAL PERSONNEL

5.4 RSI will make available for such periods of time and under such conditions as it may deem appropriate, the services of its technical personnel to consult with and assist with the distribution of Data and Data Products and associated Services.

    SHIPPING OF THE PRODUCTS

5.5 RSI shall promptly ship to the Distributor the Data or Data Products set forth in an accepted order to the Distributor, after RSI's acceptance of such an order and payment therefor. It is understood and agreed that any and all typographical and clerical errors contained in RSI's shipping documents shall be subject to correction by RSI.

    DISCHARGE OF RSI'S OBLIGATION

5.6 RSI's List Prices are given Ex-Works RSI's premises, Richmond, British Columbia, or Gatineau, Quebec, Canada (1990 I.C.C. Incoterms). RSI will arrange, at the Distributor's cost and upon the Distributor's request, shipping of the Data or Data Products covering risk of loss and damages which could occur during transportation. In case of loss or damages during shipment, RSI will replace the Data or Data Products at no cost to the Distributor. RSI will accommodate special shipping requirements where feasible and upon the Distributor's request.

ARTICLE 6 - PAYMENTS

6.1 All amounts from Data, Data Products and associated Services delivered shall be due thirty (30) days from the date of RSI invoice by the Distributor in the Territory. Any overdue sums are subject to interest charges at the rate of 1.5% per month until payment is made. All payments due hereunder will be in U.S. dollars.

    TAXES

6.2 Payments required under this Agreement are to be net of all taxes, duties and levies of any kind (including withholding taxes) that may be applicable in the Territory. In the event that any taxes are imposed by any level of government in the Territory on payments made under this Article, the Distributor will add the amount of such taxes to the payments required hereunder.

    PAYMENT OF DISTRIBUTOR'S DISCOUNT

6.3 Should RSI directly invoice the Distributor's client, at the Distributor's request, then, upon receipt of the client's final payment and unless otherwise agreed upon in writing, RSI will remit to the Distributor the Distributor's discount of an amount equal to twenty five percent (25%) of the RSI List Price of Data, Data Products and associated Services less the difference between the List Price and the actual sale price.



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ARTICLE 7 - NO GUARANTEE

    DATA SUPPLY

7.1 It is understood and agreed that because of the substantial elements of risk relating to operation of the RADARSAT-1 Satellite and the RADARSAT SAR beyond the control of the CSA, neither CSA nor RSI guarantees Data continuity, the quality or the availability of Data or Data Products or their suitability for any purpose. Availability of Data or Data Products shall be dependent upon the operational capability of the RADARSAT SAR. Acceptance of an order by RSI shall not constitute guarantee of delivery. The Distributor acknowledges and agrees that the transmission of Data may be temporarily suspended on the space or ground segments. In such case, the Distributor will be notified in writing of such suspension and advised of projected resumption of transmission. The Distributor acknowledges that Data acquisition is subject to the operational requirements of CSA.

    WARRANTY LIMITATION

7.2 Except as expressly stated in this Agreement, the Data and Data Products are provided and sublicenced "as is" and there are no warranties, representations or conditions expressed or implied, written or oral, arising by statute, operation of law or otherwise regarding them or any other Data Products or Services provided under this Agreement or in connection therewith. CSA and RSI disclaim any implied warranty or condition of merchantable quality, merchantability, durability or fitness for a particular purpose. No representation or other affirmation of fact including but not limited to statements regarding performance of the Data or Data Products which is not contained in this Agreement shall be deemed to be a warranty by RSI or CSA. No agreements varying or extending this warranty or the foregoing limitations will be binding on RSI or CSA unless in writing and signed by an authorized officer of RSI in the case of RSI or by an authorized representative of CSA in the case of CSA.

ARTICLE 8 - LIABILITY

    EXCLUSIONS

8.1 In no event will RSI or CSA be liable for incidental, indirect, special or consequential damages, any damages whatsoever resulting from loss of use of the Data or Data Products, or loss of profits, arising out of or in connection with this Agreement or the use or performance of the Data or Data Products or storage material or other RSI or CSA provided material, whether in an action in contract or tort, including but not limited to negligence.

    LIMITATION

8.2 The aggregate liability of RSI or CSA shall not, in any event, including, without limitation, negligence, breach of contract, misrepresentation or otherwise, in respect of a single occurrence or a series of occurrences in any circumstances, exceed the amount paid by the Distributor to RSI in respect of the Scene(s) ordered, sold or distributed, which is the subject matter of the action.

    INDEMNITY

8.3 The Distributor shall indemnify and save harmless CSA and RSI against any and all claims, demands, costs and liabilities (including legal fees and expenses) of any kind whatsoever arising directly or indirectly by third parties related to the provision or use of Data, Data Products,



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Derived Image Products and Value-Added Products, excluding claims based upon breach of copyright of the Data and Data Products and Derived Image Products.

ARTICLE 9 - COPYRIGHT

    CSA COPYRIGHT

9.1 All copyright in the Data, Data Products and Derived Image Products are and remain vested in the CSA. In all distribution and sale of the licenced Data, Data Products and Derived Image Products by the Distributor, other than Value-Added Products, the Distributor will affirm CSA's copyright or will affix CSA's copyright notice in the distribution and sale of such Data, Data Products and Derived Image Products by the Distributor.

All media containing Data and Data Products delivered by RSI shall be clearly marked by RSI prior to delivery to the Distributor or directly to clients of the Distributor with the following legend:

         RADARSAT-1 Data (C) Canadian Space Agency/Agence spatiale canadienne
19_(year of      acquisition). Distributed under Licence by RADARSAT
International Inc.

    END USER LICENCE

9.2 RSI shall provide to the Distributor the form of end user licence annexed as Exhibit A to be used for the distribution and sale of the licenced Data and Data Products or Derived Image Products by the Distributor. The Distributor shall not amend the terms thereof without the prior agreement of RSI in writing. Terms of sale to end users must specify that, except to the extent permitted by the end user licence, the end user is acquiring Data, Data Products and Derived Image Products for its own use and not for resale or redistribution directly to or to prime contractors or subcontractors of any other tier for delivery in any other format.

    PACKAGING

9.3 The Parties shall clearly mark all packaging of licenced Data, Data Products that are shipped, distributed or sold by either of them with the following inscription: "Distributed under Licence by RADARSAT International Inc.".

    OFFICIAL MARK AND LOGOS

9.4 The Distributor acknowledges and agrees that "RADARSAT" and the logos associated therewith are official marks and the sole and exclusive property of CSA under licence to RSI, while RSI and the logos associated therewith are trademarks and the exclusive property of RSI and that the Distributor shall neither have nor acquire any interest in the marks save and except for a right to use in the manner expressly provided for in this Agreement.

ARTICLE 10 - INFRINGEMENT

    COOPERATION

10.1 The Distributor shall cooperate fully and in good faith with RSI or CSA as required for the purpose of securing and preserving CSA's rights in and to the copyright of the Data, Data Products and Derived Image Products.



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    NO ASSIGNMENT

10.2 Nothing contained in this Agreement shall be construed as an assignment to the Distributor of any right, title, or interest in or to the copyright of the Data, Data Products and Derived Image Products. All rights relating to the copyright of the Data, Data Products and Derived Image Products are expressly reserved by CSA, except for the licence expressly granted to RSI and the sublicence expressly granted to the Distributor hereunder in respect of the Data. The Distributor shall not at any time acquire any rights in such copyright of Data, and Data Products by virtue of any use it may make of any of them. Upon termination or expiration of the Agreement, the Distributor shall be deemed to have assigned, transferred, and conveyed to CSA all rights in and to the copyright of the Data, Data Products which may have been obtained by, or accrued to or vested in the Distributor hereunder. The Distributor shall execute any and all instruments reasonably requested by RSI or CSA to accomplish or confirm the foregoing. Any such assignment, transfer, or conveyance shall be without any consideration other than the mutual covenants and considerations of this Agreement.

    NO ATTACK

10.3 The Distributor acknowledges CSA's exclusive right, title, interest and benefit in and to the copyright of the Data, Data Products and Derived Image Products in all countries of the world and shall not, at any time while a sublicencee hereunder do or cause to be done any act or thing to dispute, contest, attack, impair or tend to impair, any part of such right, title, interest or benefit. The Distributor will not at any time, either during the term or at any time after the termination for any reason whatsoever or expiration of this Agreement, directly or indirectly, violate the rights in the copyright of the Data or Data Products or Derived Image Products, or dispute, contest, attack, impair or tend to impair, the validity of any registration of the copyright or the title thereto, or assist any other person disputing, contesting, attacking, impairing or tending to impair, the same, or obtain or apply to obtain, or to prevent CSA from obtaining, a registration for the copyright of the Data or Data Products or Derived Image Products.

    COMPLIANCE

10.4 The Distributor shall mark all advertisements for the Data and Data Products, including packaging, with such markings, information and labeling, as may be required by the federal, provincial and local laws of each jurisdiction of the Territory, in accordance with all codes and industry standards of relevant organizations, and as may be reasonably requested by RSI or CSA.

    DEFENCE BY CSA

10.5 CSA is entitled at its discretion, but shall not be obligated, to defend, at its own cost, any proceeding instituted, even by way of a counterclaim, for the expungement, or declaration of non-infringement, of the copyright Data and Data Products. Should CSA choose to defend such proceeding, it may give notice to RSI and to the Distributor to such effect at the cost of CSA.

    DEFENCE BY DISTRIBUTOR

10.6 If CSA shall decide not to defend any such proceeding, it shall, within thirty (30) days of service on CSA of the initial pleadings in the proceeding, give such notice to RSI and RSI shall give such notice to the Distributor, and RSI may or failing which the Distributor may defend such proceeding at its own cost. In such case, CSA, the Distributor and RSI, as the case may be, shall, at their expense, provide all reasonable assistance.



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    WATCH

10.7 The Distributor shall keep reasonable watch during the term of this Agreement for any products and activities which may, in the opinion of the Distributor, violate the rights of CSA in any of the copyright of the Data, Data Products and Derived Image Products. Upon discovery of any such violation, suspected, threatened or actual, the Distributor shall promptly deliver to RSI and CSA notice of the pertinent facts known to the Distributor relating to suspected, threatened or actual infringement.

    ACTION BY CSA

10.8 Upon receipt of the notice, CSA shall have three (3) months, in its discretion, to institute appropriate proceedings against the alleged violator or to take steps to settle the matter. In no event shall CSA be obliged to institute any proceedings or take any steps to settle. If CSA institutes such proceedings or takes such steps to settle, CSA shall give notice to RSI and RSI shall give such notice to the Distributor. RSI and the Distributor shall execute any documents necessary for such proceedings or settlement and each shall provide any evidence and available information to CSA. The benefits of any settlement efforts and proceedings commenced by CSA shall accrue to, and the costs of any such efforts and proceedings shall be borne by, CSA.

    NO ACTION BY CSA

10.9 If, within such three (3) month period, CSA does not give notice to RSI that it has commenced appropriate proceedings against the alleged violator or has taken and continues to take steps to settle the matter, and if the alleged violation has not ceased, RSI and failing it, the Distributor, shall have the right, for a period of two (2) months, commencing the day after the last day in such three (3) month period, to institute appropriate proceedings against the alleged violator or to take such steps to settle, unless prior to the expiration of the two (2) month period within which RSI or the Distributor has the exclusive right to take action, CSA advises RSI that neither RSI nor the Distributor shall have the right to institute proceedings with respect to the violation or to take such steps to settle. If, within such two (2) month period, RSI and failing it, the Distributor, does not commence appropriate proceedings against the alleged violator or take such steps to settle, CSA shall thereafter be the only party entitled to institute such proceedings or to take steps to settle, unless RSI or the Distributor is specifically authorized in writing to do so by CSA.

    ACTION BY THE DISTRIBUTOR

10.10 If the Distributor institutes such proceedings, the Distributor shall immediately give notice to CSA and RSI, and CSA and RSI shall execute any documents necessary for such proceedings and shall provide any evidence and available information to the Distributor. The benefits of any settlement or proceedings commenced by the Distributor shall belong to Distributor.

    COOPERATION

10.11 The parties shall cooperate with each other with respect to any proceeding, settlement negotiations or other actions taken in respect of third party violators of rights in any of the copyright of the Data, Data Products and Derived Image Products and to keep the other party promptly and fully advised with respect thereto. In the event that any party elects to institute proceedings, such party shall, to the extent practicable, furnish to the other parties copies of all pleadings and other relevant documents.

ARTICLE 11 - TERMINATION FOR CAUSE

    DEFAULT

11.1 Either party may, upon written notice to the other, terminate this Agreement because of the material breach by the other of any provision of this Agreement, including performance undertakings that the other party fails to remedy within thirty (30) days of receipt of a written notice to this effect.

    INSOLVENCY

11.2 This Agreement shall terminate if either party shall become insolvent or bankrupt or shall avail itself of any statute pertaining to insolvency or if the Distributor has recourse to statutory avoidance of its obligations under this Agreement.

ARTICLE 12 - TERMINATION FOR CONVENIENCE

    TERMINATION BY CSA

12.1 In the event that the Master Licence Agreement is terminated by CSA, under
Article 15 thereof the parties shall have no further liability to each other. Provided however that this Agreement shall not be terminated if RSI shall dispute such termination in which event the contract hereunder shall be suspended until final resolution of such dispute under the terms of the Master Licence Agreement.

ARTICLE 13 - FORCE MAJEURE

    DELAY

13.1 Unless otherwise specifically provided in this Agreement, no default or breach shall be deemed to occur nor shall either Party be liable to the other for any loss, damage, delay in the performance or the non-performance of any obligations caused by an event of force majeure.

    DEFINITION

13.2 The events of force majeure include but are not limited to: war, riot, fire, flood, strike, the act of any Government or authority outside of this Agreement, acting either in its sovereign or contractual capacity, and lockout, strikes or other labour disputes and other events that are unavoidable and beyond the Party's reasonable control.

    NOTICE

13.3 Upon the occurrence of such an event, the Party whose obligation is affected shall provide a Notice to the other Party describing the event, the reasonable means to be used to circumvent the effects of the event as well as any consequences on any existing timetable for the fulfillment of the Party's obligation and the timetable and performance obligations shall be amended accordingly.

    TERMINATION UNDER FORCE MAJEURE

13.4 Should the event of force majeure continue for a period exceeding three (3) months, then either Party may provide the other with a notice of its intention to terminate this Agreement. The Parties will then meet and discuss the situation including possible alternate means to resume the performance before the termination becomes effective.

ARTICLE 14 - CONFIDENTIALITY

    RESTRICTIONS

14.1 Each of the Parties hereto agree to keep confidential without restriction any and all information with respect to the other Party which it has received or may in future receive in connection with this Agreement which is not otherwise available to the general public unless: such confidential information becomes public knowledge thereafter without fault on the part of each Party; is already available to the public at the time of disclosure; is received by each Party from a third party who is not in violation of a confidential disclosure agreement with the Corporation; or is independently developed by each Party. Notwithstanding the foregoing, each of the Parties shall be entitled to disclose such information:

    i) to its agents, employees or representatives who have a need to know such information for the purpose of performance under this Agreement and exercising the rights granted under this Agreement,

    ii)  to the extent required by applicable law, or

    iii) during the course of or in connection with any litigation, arbitration or other proceedings based upon or in connection with the subject matter of this Agreement.

ARTICLE 15 - ASSIGNMENT, SUBCONTRACTING AND SUBLICENSING

    ASSIGNMENT

15.1 The Distributor may not assign or subcontract all, substantially all or a material portion of or sublicence any portion of this Agreement or rights granted hereunder (except the final user licence as provided herein) without the prior consent of RSI, which consent may be unreasonably withheld at RSI's discretion. Any permitted subcontracting or sublicencing by the Distributor shall not relieve the Distributor of any of its obligations hereunder including the reporting of sales and the payment of royalties and other amounts due to RSI. In the event of a change of control of the Distributor, directly or indirectly, such change of control shall, for the purposes of this paragraph, be deemed to be an assignment and shall not be valid without the prior written consent of RSI, which may be unreasonably withheld. RSI may, or may be required by CSA pursuant to the Master Licence Agreement to, without consent of the Distributor, assign this Agreement to CSA, which assignment shall be binding upon the Distributor.

ARTICLE 16 - CONTRACT DOCUMENTS

    WHOLE AGREEMENT

16.1 This document as well as the Appendices hereto form part of this Agreement.

    APPENDICES

16.2 The Commercial Appendix to this Agreement is incorporated by reference into this Agreement to the extent that its provisions affect the carrying out of this Agreement.

    CONFLICT

16.3 In the event of conflict or inconsistencies between the documents referred to herein, the order of precedence shall be as follows:

    1. The Articles to this Agreement (this document)
    2. Commercial Appendix to this Agreement - Catalog Price List
    3. Exhibit A to this Agreement - End User License
    4. Exhibit B to this Agreement - List of Derived Image Products

    PROCEDURE

16.4 This Agreement supersedes and replaces any previous understandings and agreements between the Parties in relation to the matters dealt with in this Agreement.

ARTICLE 17 - AMENDMENTS

    AMENDMENT

17.1 No amendment to this Agreement shall have any effect unless it is in writing and is duly approved by authorized representatives of the Parties.

    PERMITTED AMENDMENT

17.2 The Distributor acknowledges that commercial or technical procedures, formats, media specifications, technical parameters and specifications imposed under the terms of this Agreement including, without limitation, the RADARSAT System Specification Document RSCSA-SP002, the quality specifications of the Data, the media and/or format of the Data and Data Products sold, the procedure related to the daily update of the Catalog, the list of Derived Image Products may be amended when necessary, as required by the status of the satellite itself, or by reasonable and prudent management of the Data and Data Products and the sale, use and/or distribution or redistribution thereof. The Distributor shall be notified of such modifications, as they may arise and whenever possible, but shall be notified at least four (4) weeks in advance, and the Distributor will undertake to comply with the same with reasonable diligence.

ARTICLE 18 - APPLICABLE LAW

    LAW

18.1 This Agreement shall be interpreted in accordance with the laws in force in the Province of British Columbia. The Parties irrevocably and specifically attorn to the exclusive jurisdiction of the courts of the Province of British Columbia except in respect to the enforcement of the judgments of such courts in other jurisdictions. The Parties explicitly agree to exclude the application of the United Nations Convention on Contracts for the International Sale of Goods to this Agreement.

    CONSULTATION

18.2 Where RSI is permitted by the terms of this Agreement to determine standards or fix other requirements from time to time, it shall do so acting reasonably and shall, where possible, consult with the Distributor prior to said determination with respect to the impact or implementation of same.

    DISPUTES

18.3 The Parties agree that they shall use reasonable best efforts to resolve any dispute arising, out of this Agreement including any dispute concerning the meaning of its terms and the Parties performance or failure to perform their obligations hereunder.

    ARBITRATION

18.4 In the event that the Parties are not able to resolve any such dispute, the Parties agree that all disputes thereafter will be settled by arbitration and not by judicial proceedings. The Parties agree further that the rules of the commercial arbitration code as set out in the schedule to the Commercial Arbitration Act of Canada and based upon the model law on International Commercial Arbitration as adopted by the United Nations Commission on International Trade Law on June 21, 1985 shall apply. Any arbitration in respect of the subject matter of this Agreement shall be conducted in Vancouver, British Columbia, Canada in English.

ARTICLE 19 - TERM

19.1 This Agreement shall be effective on execution hereof by the Parties, however, the operating terms and obligations shall commence on the date of signature of this Agreement and subject to the performance of the obligations set out herein, continue until the earliest of the following events:

     (i)   three (3) years from the commencement date,

     (ii)  the date on which the RADARSAT SAR shall cease to be functional, or

     (iii) the date on which the Master Licence Agreement for the Data and Data Products shall be discontinued or terminated.

    SURVIVAL

19.2 Notwithstanding the termination of this Agreement for any reason, the obligations set out in Articles 6, 7.2, 8, 9, and 14 shall survive such termination.

ARTICLE 20 - MISCELLANEOUS

    HEADINGS

20.1 The headings and any sub-headings of Articles in this Agreement are for convenience only and shall not be considered in the interpretation of the Agreement.

    INDEPENDENT CONTRACTORS

20.2 The Parties to this Agreement are independent contractors. No relationship of principal to agent, master to servant, employer to employee or franchiser to franchisee, is established hereby between the parties. No Party has the authority to bind any other Party hereto or incur any obligations on its behalf.

    SEVERABILITY

20.3 In the event that any one or more of the provisions of this Agreement shall be found to be illegal or unenforceable, this Agreement shall, unless otherwise determined by RSI, nevertheless remain in full force and effect and such term or provision shall be deemed severed. RSI may, in the event of any provision being deemed unenforceable, on sixty (60) days notice terminate the Agreement.

    WAIVER

20.4 No Party's rights to enforce the provisions of this Agreement shall be affected by any prior course of dealing, waiver, delay, omission or forbearance.

    CSA CONSIDERATION

20.5 The Distributor acknowledges that all obligations imposed on the Distributor in respect of CSA are given for value including the programming of RADARSAT-1 Satellite and supply of the Data therefrom and the Distributor acknowledges both receipt and sufficiency of such consideration and agrees to be bound by all such obligations to CSA.

ARTICLE 21 - OFFICIAL NOTIFICATION

21.1 All notices required or permitted hereunder shall be in writing and shall be delivered or sent prepaid by airmail, telex, telegram, or facsimile to the following address:

a)  if to RSI

         RADARSAT International Inc.,
         13800 Commerce Parkway

         MacDonald Dettwiler Building
         Richmond, British Columbia,
         Canada V6V 2J3

         Attention: Dr. John Hornsby, Vice President, Sales and Marketing
         Facsimile: (604) 231-4999

    with a copy to:

       La Barge Weinstein
       Xerox Tower
       333 Preston Street, 11th Floor
       Ottawa, Ontario K1S 5N4

       Attention:  Mr. P.C. LaBarge
       Facsimile:  (613) 231-3900

(b)  if to Distributor: ORBIMAGE

         ORBIMAGE
         21700 Atlantic Boulevard
         Dulles, Virginia
         USA 20166

         Attention: Mark Callis
         Facsimile: 703-406-5552

21.2 Notices shall be deemed given upon receipt. Either Party may change the above addresses and person designated to receive notice, upon reasonable prior written notice to the other.

ARTICLE 22 - SIGNATURE

This Agreement has been executed by the parties hereto.

    RADARSAT International Inc.

    Signed:
            ---------------------

    Title: Dr. John Hornsby, Vice President, Sales and Marketing

    Date:
          ------------------------

Distributor: ORBIMAGE

    Signed:
            ---------------------

    Title:
          ------------------------

    Date:
          --------------------------




                     DATA LICENCE AND DISTRIBUTION AGREEMENT


                               COMMERCIAL APPENDIX



                       (RADARSAT INTERNATIONAL PRICE LIST)

                                    EXHIBIT A


                  RADARSAT INTERNATIONAL INC. LICENCE AGREEMENT


             IMPORTANT - READ CAREFULLY BEFORE OPENING DATA PACKAGE

THIS DOCUMENT IS A LEGAL AGREEMENT BETWEEN YOU, THE CANADIAN SPACE AGENCY ("CSA") AS OWNER OF THE DATA AND RADARSAT INTERNATIONAL INC. ("RSI") AS MASTER LICENCEE FROM CSA OF THE DATA. OPENING THE ENCLOSED DATA PACKAGE MAKES YOU THE END USER (THE "LICENCEE") OF THE DATA CONTAINED THEREIN AND INDICATES YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS IN THE LICENCE AGREEMENT AND LIMITED WARRANTY (COLLECTIVELY THE "LICENCE"). IF YOU DO NOT AGREE WITH THE TERMS AND CONDITIONS, YOU SHOULD, WITHOUT BREAKING THE SEAL, RETURN THE ENCLOSED PACKAGE AND THE OTHER ITEMS WHICH ARE PART OF THIS PRODUCT WITHIN TWO (2) WEEKS OF RECEIPT TO RADARSAT INTERNATIONAL INC. AND YOU WILL RECEIVE A FULL REFUND.

BY OPENING THIS PACKAGE, THE LICENCEE ACKNOWLEDGES THAT IT HAS READ THIS LICENCE, UNDERSTANDS IT, AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS. THE LICENCEE ALSO AGREES THAT THIS LICENCE IS THE COMPLETE AND EXCLUSIVE AGREEMENT BETWEEN THE PARTIES AND SUPERSEDES ALL PROPOSALS OR PRIOR AGREEMENTS, ORAL OR WRITTEN, ANY OTHER COMMUNICATIONS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREIN. THIS LICENCE CANNOT BE MODIFIED OR RESCINDED, NOR MAY ANY OF ITS TERMS BE CANCELLED OR WAIVED.

GRANT OF LICENCE: The enclosed package contains CSA Data, Data Products and accompanying written materials (collectively the "Data") containing intellectual property rights proprietary to CSA and under licence to RSI and its sublicencee(s).

The Licencee agrees that the Data may be used only for the internal business use of the Licencee and may not be reproduced, published, distributed, sold, leased, rented, licenced, copied or disposed of in any other manner. The Licencee acknowledges that the Data is a valuable and unique asset and is disclosed to the Licencee on the basis that it represents confidential information. The Licencee will only disclose the Data to its employees, contractors and consultants directly related to the Licencee's internal use of the Data. In addition, the Licencee agrees to take appropriate action, by instruction, agreement or otherwise, with any persons or organizations permitted access to the Data, including appropriate security measures to prevent illegal disclosure, all so as to enable the Licencee to satisfy its obligations contained herein.

Use of the Data by anyone other than the Licencee shall constitute infringement of these rights. Upon payment for the use of the Data, RSI grants to the Licencee a limited, perpetual, non-exclusive licence to use this copy of the Data. This Licence certifies the Licencee to:

         (a) make the authorized number of internal copies of the Data in support of the Licencee's use of the Data on a single workstation with a single central processing unit, but not to network or distribute the Data for Licencee's use or otherwise;

         (b) use the Data solely for internal purposes of the Licencee. Contractors or consultants working for the Licencee may have access to the Data for purposes related to the Licencee's internal use of the Data; and

         (c) the purchaser agrees to respect CSA copyright interest and, in particular, shall not distribute or sell RADARSAT Derived Image Products (DIP) or copies thereof unless they have been authorized to do so in writing from RSI. DIPs include but are not limited to, mosaics, geocoding, sub-scenes and sub-sampling.

         (d) reproduce and distribute Value-Added Products from the Data where "Value-Added Products" are defined as Data that includes a significant addition of other information including but not limited to:

               i. classifications; (manual and digital interpretations of Data or Data Product)

               ii. products derived from the Data and Data Products such as Digital Terrain Models.

CSA and RSI reserve all rights not specifically granted to Licencee. The Licencee will be held legally responsible for any copyright infringement which is caused or encouraged by its failure to abide by the terms of this Licence. For greater certainty, the Licencee may not copy, modify or transfer the Data, in whole or in part, other than as expressly set out in this Agreement.

OWNERSHIP OF DATA: The Licencee owns the magnetic or other physical media on which the Data is originally or subsequently recorded or fixed, but an express condition of this Licence is that CSA retains title and ownership of the Data recorded on the original diskette copy and all subsequent copies of the Data, regardless of the form in or media on which the original and other copies may exist. This Licence is not a sale of the original Data or any copy, translation or compilation thereof, in whole or in part. The access to and use of the Data does not grant the Licencee any right to use, without prior written consent, any trademarks, tradenames or logo of CSA or others.

RESTRICTION ON TRANSFER: This License and the Data may not be transferred to anyone without the prior written consent of RSI. Any transferee of the Licence shall be bound by the terms and conditions of this Licence. The Licencee is strictly prohibited from distributing, leasing, selling or otherwise disposing of the Data. For the purposes of this Licence, any distribution or disposition by Licencee to any branch, agency, office, division, subdivision, subsidiary or affiliate of the Licencee is strictly prohibited without the consent of RSI. The Licencee shall not reverse engineer, decompile or disassemble the Data or transfer the Data to another machine readable language, or attempt any foregoing.

TERMINATION: This Licence will terminate automatically without notice from RSI if (i) the Licencee fails to comply with any of its provisions, (ii) the Licencee becomes insolvent or bankrupt, or (iii) the Licencee passes a resolution for the winding up of its affairs. Upon termination, the Licencee shall destroy all copies of the Data and any accompanying written materials, including any modified copies, translations or compilations thereof, if any.

GOVERNING LAW: This Licence is governed by the applicable laws of Canada and the Province of British Columbia, and shall enure to the benefit of CSA and/or RSI, their successors and assigns. The parties irrevocably and specifically attorn to the exclusive jurisdiction of the Courts of the Province of British Columbia. The parties expressly exclude the application of the United Nations Convention on Contracts for the International Sales of Goods and the implementing legislation thereto.

DISCLAIMER OF WARRANTY AND LIMITED WARRANTY: The entire risk as to the results and the performance of the Data is assumed by the Licencee. The Data is provided "as is" without warranty of any kind, other than RSI warrants that the storage media on which the Data is supplied to Licensee is free from defects in materials and workmanship under normal use and service for a period of ninety
(90) days from the date of purchase. CSA's entire liability and the Licencee's exclusive remedy with respect to the Data is, at RSI's option, to either (a) return the purchase price paid by the Licencee directly to RSI or distributor of the Data, whichever is less or (b) replace the Data that does not meet this Limited Warranty.

In no event shall CSA or anyone else who has been involved in the creation, production, distribution or delivery of the Data, be liable for any damages whatsoever (including, without limitation, damages for loss of profits, business interruption, loss of business information, and the like, or any consequential damages) arising out of or resulting from the use of or inability to use the Data or the performance of the Data, storage media or other CSA provided material, whether in an action in contract or tort, including, but not limited to, negligence.

Except as provided above, CSA and RSI disclaim all warranties, either expressed or implied, including but not limited to implied warranties of merchantable quality, merchantability, durability or fitness for a particular purpose, with respect to the Data and any accompanying written materials.

THE ABOVE IS THE ONLY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, IN LIEU OF ANY OTHER WARRANTY INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, THAT ARE MADE BY CSA AND RSI FOR THIS PRODUCT.

ORAL OR WRITTEN INFORMATION OR ADVICE OR OTHER AFFIRMATION OR FACT INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING PERFORMANCE OF DATA GIVEN BY CSA AND/OR RSI, THEIR AGENTS OR EMPLOYEES, RSI'S DEALERS OR DISTRIBUTORS, SHALL NOT CREATE ANY OTHER WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS LIMITED WARRANTY AND THE LICENSEE MAY NOT RELY ON ANY SUCH INFORMATION OR ADVICE.

                      LIST OF DERIVED IMAGE PRODUCTS (DIPS)

                                    EXHIBIT B


       DERIVED IMAGE PRODUCTS                                                                         ROYALTIES
       ----------------------                                                                         ---------
- Sub-sampled scenes, sub-scenes and imagettes                                                            *

- Basic image processing such as speckle-filtering, appliance of LUT, histogram equalization,             *
  contrast stretching, etc.

- Coloured composite image using multiple data sets                                                       *

- Non-orthorectified mosaic with or without a simple layout                                               *

- Orthorectified scene or sub-scene derived from a DTED Level 0 or 1 or 2 DEM with or without a           *
  simple layout

- Orthorectified mosaic derived from a DTED Level 0 or 1 or 2 DEM with or without a simple layout         *

- Georeferenced space maps with index map,  mapsheet reference, layout, embedded names, etc.              *

- Geocoded space maps with index map,  mapsheet reference, layout embedded names, etc.                    *

- Orthorectified space maps with index map, mapsheet reference, layout embedded names, etc.               *
  Orthorectification performed with a DTED Level 0 or 1 or 2 DEM



* CONFIDENTIAL TREATMENT REQUESTED.